December 23, 2010
Ms. Julie Meringer
48 Hurd Road
Belmont, MA 02478
Dear Julie:
This letter acknowledges your separation from employment with Forrester Research, Inc. (“Forrester” or the “Company”), and sets forth Forrester’s agreement with you concerning this separation and the terms of your severance package.
You have agreed to resign from your position as Managing Director — IT Client Group and as an officer of Forrester effective December 3, 2010. Your separation from employment with Forrester shall be effective as of January 3, 2011 (the “Separation Date”).
On the Separation Date, Forrester will pay you an amount equal to any earned but previously unpaid base pay through such date, and payment for accrued but unused vacation, reduced by all appropriate withholdings. Such payments are not contingent upon your execution of this letter agreement.
In addition, subject to your eligibility to elect continuing group health and dental insurance coverage in accordance with the federal law known as COBRA, your participation in all employee benefit plans and programs provided by Forrester shall terminate effective January 3, 2011, in accordance with the terms of such plans and programs.
This letter does not alter the terms of any Company stock option plans (such as the Company’s 1996 Equity Incentive Plan or 2006 Equity Incentive Plan), or the terms of any previously awarded grants under such plans.
Further, in consideration of your fulfillment of your obligations set forth herein, and without admission of any wrongdoing or liability on the part of Forrester, you and Forrester agree as follows:
Headquarters: Forrester Research, Inc. ▼ 400 Technology Square, Cambridge, MA 02139 USA ▼ +1 617/613-6000 ▼ Fax: +1 617/613-5000
www.forrester.com

1.	Subject to your execution and non-revocation of this letter agreement, as well as your continuing fulfillment of all of your obligations hereunder, Forrester will provide you with the following:
(a) Forrester will pay you severance compensation equal to twenty-four (24) pay periods of your current base pay ($252,000.00 annually, or $10,500.00 per semi-monthly pay period), less all applicable withholdings, in accordance with Forrester’s regular semi-monthly payroll practices. These payments will begin as soon as administratively possible following the expiration of the revocation period set forth in paragraph 9, below.
(b) Forrester will pay to you an amount equal to twenty-four (24) pay periods of the Company’s portion of your medical and dental benefits (an aggregate of $17,249.88, or $718.75 per semi-monthly pay period), less any applicable withholdings, in accordance with Forrester’s regular semi-monthly payroll practices. These payments will begin as soon as administratively possible following the expiration of the revocation period set forth in paragraph 9, below.
(c) On or before March 15, 2011, Forrester will pay to you, in accordance with its normal payroll practices and less applicable withholdings, your 2010 executive incentive bonus payment, the specific amount of which will be determined by Forrester’s assessment of your achievement of your previously set 2010 goals and is subject to approval by the Company’s Board of Directors.
(d) You will be eligible to receive executive level outplacement services, up to a maximum amount of $30,000.00, through an entity of your choosing, subject to Forrester’s approval, which approval shall not be unreasonably withheld. The invoices for such services shall be sent directly to my attention at Forrester for payment.
(e) You may keep the company-issued laptop that was provided to you during the course of your employment with Forrester.
2.	You acknowledge that you have returned to Forrester all telephone cards, credit cards, building cards, keys, work papers, files and other documentation, and other equipment (exclusive of the company-issued laptop computer which you may keep), computer files and diskettes, and all other Forrester records and property, without retaining any copies or derivations thereof.

3.	You have agreed to submit for reimbursement purposes all business expense reports and any necessary supporting documentation to Forrester by December 31, 2010. The severance pay set forth in paragraph 1(a) above will take into account a proper reconciliation of amounts due to you from Forrester and/or amounts due to Forrester from you. These reconciliation adjustments may include, but are not limited to, outstanding travel advances or expenses, overdue American Express bills, unreturned Company-owned equipment, and outstanding expense reports. For the avoidance of doubt, in the event these obligations to Forrester have not been previously satisfied, Forrester will offset them against any severance compensation payable hereunder.

4.	The Company affirms its prior agreement to defend and indemnify you relative to any tax liability relating to your expatriate assignment in London, England from 2000 — 2002; provided, however, that the Company will have no responsibility to so indemnify you if it is determined that such tax liability was a result of your intentional misconduct, your improper reporting, or your undue delay in providing necessary documents to the Company or its tax advisors. You agree to promptly notify the Company in the event you are served with a levy, audit notice, summons, subpoena or other legal process regarding any potential tax liability for this time period.

5.	In consideration of the undertakings described herein, including the severance compensation which Forrester has agreed to pay you hereunder, and to which you would not otherwise be entitled, you, on behalf of yourself and your representatives, assigns, executors, administrators, and heirs, hereby completely release and forever discharge Forrester Research, Inc. and its subsidiaries, and all of their respective shareholders, officers, and all other representatives, agents, directors, employees, employee benefit plans, successors, and assigns, both individually and in their official capacities, from all claims, rights, demands, actions, obligations, and causes of action, of every kind, nature, and character, known or unknown, which you now have, may now have, or have ever had, against them arising from or in any way connected with your employment relationship with Forrester Research, Inc., any actions during the relationship, and/or the termination of such relationship. This release extends to, without limitation, “wrongful discharge” claims; all claims relating to any contracts of employment, express or implied; any claims related to defamation, privacy, misrepresentation, or breach of the covenant of good faith and fair dealing, express or implied, and tort claims of every nature; any claims under municipal, state, or federal statutes or ordinances; claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including but not limited to all claims under Title VII of the Civil Rights Act of 1964, and any claims of discrimination on the basis of race, sex, pregnancy, age, religion, national origin, sexual orientation or sexual preference, handicap, disability, veteran status or any other protected classification; claims under the Age Discrimination in Employment Act, as amended; claims under the Family and Medical Leave Act, as amended, or any other federal or state law concerning leaves of absence; claims under the Americans With Disabilities Act, as amended, and any other laws and regulations relating to employment discrimination); claims under the Worker Adjustment and Retraining Notification (“WARN”) Act; claims under the Employee Retirement Income Security Act (other than claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan); claims for wages, bonuses, incentive compensation, stock payments, stock options, any form of equity participation, or any other compensation or benefits;

and claims for compensatory or punitive damages or attorney’s fees. This release does not apply to any vested stock options nor does it alter the terms of any stock option plans or previously awarded grants under such plans.

6.	You agree that the terms of this letter agreement are confidential. All information relating to the subject matter of this agreement, including the terms and amounts set forth herein, have been and will be held confidential by you and not publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom permissible disclosure is made agrees to be bound by these confidentiality obligations), business entity, or government agency (except as mandated by state or federal law). You also agree that you have not and will not disparage Forrester or any of those connected with it. You represent that, as of the date of this letter agreement, you have not breached the Employee Confidentiality, Proprietary Rights and Noncompetition Agreement you entered into with Forrester, and you further agree to abide by such Agreement going forward. Any breach of this letter agreement or the Employee Confidentiality, Proprietary Rights and Noncompetition Agreement will be grounds for immediate termination and/or disgorgement of any of the pay and benefits provided to you hereunder.

7.	Massachusetts law shall govern the validity and interpretation of this agreement.

8.	Any term or provision of this letter agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction; and any such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the greatest extent permitted by applicable law.

9.	This letter agreement constitutes the entire understanding of the parties with respect to your employment, its termination, and all related matters, excepting only the Employee Confidentiality, Proprietary Rights and Noncompetition Agreement that will remain in full force and effect according to its terms. You and Forrester expressly warrant that each has read and fully understands this agreement; that Forrester has advised you to consult with an attorney before signing this agreement, and that you have had the opportunity to consult with legal counsel of your own choosing and to have the terms of this agreement fully explained to you; that you are not executing this agreement in reliance on any promises, representations, or inducements other than those contained herein; and that you are executing this agreement knowingly and voluntarily, and free of any duress or coercion. You may take up to twenty-one (21) days from the date of your receipt of this letter agreement to decide to sign and return this agreement to Forrester, provided that you may not sign this letter agreement until the day following the Separation Date. The offer contained in this letter agreement will automatically become null and void if Forrester does not receive your signed acceptance in this twenty-one (21) day time frame. Additionally, for a period of seven (7) days after you sign this agreement, you may revoke your acceptance of this agreement by delivery of written notice to Gail S. Mann, Chief Legal Officer, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139. This agreement will not take effect until that revocation period has expired, and provided you have not timely revoked your acceptance of this agreement.

10.	This letter agreement, and the rights and obligations of the Company and you hereunder, shall inure to the benefit of and shall be binding upon, you and your heirs and representatives.
If you wish to accept this agreement, please sign the enclosed copy of this letter agreement no earlier than the day following the Separation Date and within twenty-one (21) days of your receipt of this letter agreement, and return it to me. Please call me if you have any questions regarding the information set forth in this letter agreement.
Very truly yours,

/s/ Elizabeth Lemons Elizabeth Lemons Chief People Officer
Accepted and Agreed:

/s/ Julie Meringer Julie Meringer
January 4, 2011

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